Exhibit 99.1

For Immediate Release

Danka Announces Appointment of New Directors

ST. PETERSBURG, FLORIDA (May 19, 2006) - Danka Business Systems PLC (NASDAQ: DANKY) today announced the appointment of Joseph E. Parzick and Eric D. Muller of the Cypress Group, the majority holder of its 6.50% Senior Convertible Participating Shares, to serve on the Company’s Board of Directors, effective immediately. Jamie L. Singleton, formally of the Cypress Group, will step down as a Director effective upon these new appointments.

Mr. Parzick joined the Cypress Group as Managing Director in June 2003. He spent the previous four years as a Managing Director in Morgan Stanley’s Financial Sponsor Group. Prior to that, he was a Managing Director of EXOR America Inc., a merchant banking affiliate of the Agnelli Group. Mr. Parzick is also a Director of the Meow Mix Company, Republic National Cabinet Corporation, and Stone Canyon Entertainment Corporation.

Mr. Muller joined the Cypress Group as a Vice President in 2003. Previously, Mr. Muller was a Vice President in the investment banking division of Goldman, Sachs & Co. Mr. Muller focuses his efforts on Cypress’ industrial and business services investments.

“We are delighted with the appointment of Joe and Eric to our Board of Directors,” commented A.D. Frazier, Danka’s Chairman and Chief Executive Officer. “Each of them brings a wealth of knowledge and experience which will be most beneficial as we embark on this new chapter in the company’s history. We also thank Jamie for his many years of exemplary service to Danka and we wish him well in his new endeavors.”

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of enterprise imaging systems and services, the company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the company’s client relationships and expand its strategic value. For more information, visit Danka at www.danka.com.

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Contacts: Danka Investor Relations – Cheley Howes - 727-622-2760

Danka London – Paul G. Dumond, 44-207-605-0154

Danka is a registered trademark of Danka Business Systems PLC. All other trademarks are the property of their respective owners.